Exhibit 99.1

FOR IMMEDIATE RELEASE
Wednesday, April 21, 2004
7:30 A.M. CDT

BELO REPORTS RESULTS FOR
FIRST QUARTER 2004

     DALLAS — Belo Corp. (NYSE: BLC) today reported net earnings per share for the first quarter of 2004 of $0.19, an increase of $0.05, or 36 percent, over the first quarter of 2003. Belo’s consolidated revenues increased nine percent in the first quarter of 2004 with Television Group revenue up 11 percent and Newspaper Group revenue up almost seven percent. Consolidated earnings from operations increased 19.1 percent versus the first quarter of the prior year.

     In the first quarter of 2004, had Belo expensed stock options under the current accounting standard, pro forma net earnings per share would have been $0.17 compared to the $0.19 reported today. Pro forma net earnings per share in the first quarter of 2003 would have been $0.11 compared to the reported net earnings per share of $0.14.

First Quarter 2004 in Review

     Robert W. Decherd, Belo’s chairman, president, and chief executive officer, said, “As we entered the year, we expected revenue momentum to build through the first quarter in both of Belo’s core businesses. The Company’s Newspaper Group and Television Group revenues grew in the first quarter at an even higher rate than we anticipated, particularly in March. As a result, Belo’s first quarter earnings per share were better than the guidance of $0.16 to $0.17 we provided in early March.

     “Advertising demand accelerated late in the quarter across the Company. At The Dallas Morning News, the pace of classified employment business improved, with employment revenues growing in March for the first time since January 2001. Also, classified auto at The Morning News, which was weak for most of the first quarter, improved in the back half of March. In the Television Group, spot revenues before political increased 10 percent in March,

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Belo Announces 2004 First Quarter Results
April 21, 2004
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versus our high-single digit expectations, and political revenues accelerated in Belo’s four Presidential battleground states — Missouri, Arizona, Washington and Oregon — once the Democratic nominee became apparent.”

     Television Group revenue increased 11 percent in the first quarter with an 11.3 percent increase in spot. Spot revenues before political increased 8.2 percent. Local revenues were stronger than national revenues, increasing 11.7 percent while national revenues increased two percent. Political revenues were $4.5 million in the first quarter of 2004, representing less than three percent of Belo’s Television Group revenue. Political revenues accelerated from $740,000 in January and $1 million in February to $2.8 million in March. Total operating costs and expenses before depreciation and amortization for the Television Group increased 5.1 percent in the first quarter of 2004 and EBITDA increased 21.9 percent. Total operating costs and expenses, including depreciation and amortization, increased 4.8 percent versus the first quarter of last year and earnings from operations increased 27.7 percent.

     Newspaper Group total revenues and advertising revenues increased 6.9 percent in the first quarter of 2004 compared with the first quarter of 2003. While the revenues associated with the Web sites of Belo’s operating companies are aggregated in a stand-alone company, Belo Interactive, most of Belo’s peer newspaper companies report their print and online revenue on a combined basis. If Belo’s print and online publishing revenues were combined for the first quarter, Belo’s Newspaper Group total revenue would have increased 7.2 percent versus the first quarter of the prior year. On a reported basis, increases were noted in every major advertising category except classified auto, with a 7.5 percent increase in retail, a 17.1 percent increase in general and a 2.2 percent increase in classified revenues. Classified employment revenues increased 2.9 percent in the first quarter, the first quarterly increase in this category since the fourth quarter of 2000. Including online revenues, employment revenues increased 4.7 percent in the first quarter for Belo’s Newspaper Group.

     As noted in Belo’s previous guidance, Newspaper Group expenses in the first quarter of 2004 were impacted by startup costs associated with new products at our newspapers, principally

Belo Announces 2004 First Quarter Results
April 21, 2004
Page Three

Quick and al dia at The Dallas Morning News and “the d” at The Press-Enterprise in Riverside, all of which were launched in the second half of 2003. The Newspaper Group incurred $4.6 million of expense associated with these new products in the first quarter with virtually no comparative expenses in the first quarter of 2003. Excluding the new products, total operating costs and expenses for the Newspaper Group increased 6.2 percent in the first quarter of 2004 compared with the first quarter of 2003. On this same basis, Newspaper Group earnings from operations increased 4.2 percent. Including the new products costs, Newspaper Group total operating costs and expenses increased 9.2 percent. The Newspaper Group generated $39.1 million in EBITDA in the first quarter, a decrease of 3.5 percent from the first quarter of 2003, and $27.3 million in earnings from operations, a decrease of 4.8 percent from the prior year.

     At The Dallas Morning News, advertising revenue increased three percent in the first quarter with an increase of 4.4 percent in total revenue. Including online revenues, advertising revenue increased 3.5 percent and total revenue increased 4.8 percent. Classified employment revenue at The Dallas Morning News in the first quarter decreased 1.1 percent including online employment revenues. On a comparable days basis and including online revenues, employment revenue decreased 9.4 percent in January, was flat in February and increased 5.3 percent in March.

     Belo Interactive’s Web sites generated $6.3 million in revenue during the first quarter of 2004, compared to $5.2 million in the first quarter of 2003, an increase of 22.0 percent. Belo Interactive’s EBITDA deficit improved to $1.0 million in the first quarter of 2004 from $2.2 million in the first quarter of 2003. Including depreciation and amortization, Belo Interactive’s loss from operations was $2.0 million in the first quarter compared with $3.1 million in the first quarter of 2003.

     Revenues in Belo’s Other segment, consisting primarily of NorthWest Cable News and Texas Cable News, increased 9.7 percent in the first quarter of 2004 to $4.7 million. These businesses generated EBITDA of $31,000 in the first quarter of 2004 compared with an EBITDA deficit of $277,000 in the first quarter of 2003. Including depreciation and amortization, the loss

Belo Announces 2004 First Quarter Results
April 21, 2004
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from operations was $617,000 in the first quarter of 2004 compared with $886,000 in the first quarter of last year.

     Corporate’s total operating costs and expenses before depreciation and amortization in the first quarter of 2004 were 5.3 percent higher than the prior year. Total operating costs and expenses, including depreciation and amortization, were 6.2 percent higher.

     Belo’s total depreciation and amortization expense increased 1.7 percent in the first quarter of 2004 compared with the first quarter of 2003. Other income (expense), net includes a planned $3.1 million loss in equity ownership from investments in cable news joint ventures with Time Warner in Charlotte, Houston and San Antonio.

Non-GAAP Financial Measures

     All references in this release to consolidated EBITDA and to its components, EBITDA on a segment basis and total operating costs and expenses before depreciation and amortization, are references to non-GAAP financial measures. A reconciliation of EBITDA to net earnings is set forth in Industry Segment Information, which is included as an exhibit to this release. Reconciliations of other non-GAAP financial measures noted in this release to the most directly comparable financial measure presented in accordance with GAAP are set forth in GAAP to Non-GAAP Reconciliations, which is also included as an exhibit to this release.

Second Quarter 2004 Outlook

     Regarding Belo’s outlook for the second quarter of 2004, Decherd said, “We are pleased with the tone of business in both the Newspaper Group and Television Group. The economic and advertising recovery is beginning to take hold. Over the last couple of years, we have focused on entering this recovery from a position of strength and I believe the numbers Belo posted in the first quarter, which were at the very high end of our peers in both newspaper and television revenue growth, are proof of the job our team has done in this regard. We were able to produce industry-leading revenue growth even while Dallas/Fort Worth, Belo’s largest market, continues to lag the growth experienced in Belo’s other markets and the economy overall.

Belo Announces 2004 First Quarter Results
April 21, 2004
Page Five

     “In April, Belo’s Television Group spot revenues should finish up approximately eight percent versus the prior year, including about $2 million in political revenue. Television Group spot revenues are currently pacing up in the mid-single digits in May. For the second quarter overall, we currently expect Television Group spot revenues to be up in the mid-to-high single digits, including $4 to $5 million of political revenues.

     “Newspaper Group revenues should increase eight to nine percent in April as compared with the prior year, led by strong retail in Dallas and strength in all major categories in Riverside. For the second quarter overall, Newspaper Group revenues are currently expected to increase in the mid-to-high single digits with increases in every major advertising category, including employment.

     “Belo’s expenses should increase in the second quarter at a rate similar to the first quarter. Expenses will again be impacted by $4 to $5 million in startup costs associated with the new products at our newspapers. Similar to the first quarter, we expect these new product expenses to add just under two percentage points to the Company’s second quarter expense variance. As in the first quarter, we also expect higher medical insurance and pension costs in the second quarter. Belo’s newsprint expense in the second quarter of 2004 will be five to seven percent higher than the second quarter of 2003. In addition, expenses associated with Belo’s expected improved revenue and operating performance, such as bonuses, commissions and distribution costs, are expected to be higher in the second quarter versus the prior year.

     “Belo Interactive’s loss from operations should improve to around $1.5 million in the second quarter compared with $2.4 million in the second quarter of 2003. We continue to expect Belo Interactive to break even on an EBITDA basis for full-year 2004. Total depreciation and amortization expense is expected to be up slightly versus the second quarter of last year. Interest expense should be three to five percent less than the second quarter of last year as a result of lower debt levels. Other income (expense), net should be similar to the second quarter of 2003. The Company’s effective tax rate for the second quarter should be about 38.5 percent.”

     Belo will update the investment community regarding its expectations for revenues, operating costs and expenses and net earnings per share for the second quarter of 2004 prior to

Belo Announces 2004 First Quarter Results
April 21, 2004
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its participation in the Banc of America Securities Media, Telecommunications and Entertainment: Unscripted Conference on May 25, and will continue to provide information on operating trends in its monthly statistical reports.

About Belo

     Belo Corp. is one of the nation’s largest media companies with a diversified group of market-leading television, newspaper, cable and interactive media assets. A Fortune 1000 company with approximately 7,900 employees and $1.4 billion in annual revenues, Belo operates news and information franchises in some of America’s most dynamic markets and regions, including Texas, the Northwest, the Southwest, Rhode Island and the Mid-Atlantic region. Belo owns 19 television stations (six in the top 15 markets) reaching 13.8 percent of U.S. television households; owns or operates 10 cable news channels; and manages one television station through a local marketing agreement. Belo’s daily newspapers include The Dallas Morning News, The Providence Journal, The Press-Enterprise (Riverside, CA) and the Denton Record-Chronicle (Denton, TX). Belo Interactive’s new media businesses include more than 30 Web sites, several interactive alliances and a broad range of Internet-based products. Additional information, including earnings releases, is available online at www.belo.com.

     For more information, contact Dennis Williamson, Belo’s senior corporate vice president/Chief Financial Officer, or Carey Hendrickson, Belo’s vice president of investor relations, at 214-977-6606.

     Statements in this communication concerning the Company’s business outlook or future economic performance, anticipated profitability, revenues, expenses, capital expenditures, investments, commitments, or other financial or operating items and other statements that are not historical facts, are “forward-looking statements” as the term is defined under applicable Federal Securities Laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.

     Such risks, uncertainties and factors include, but are not limited to, changes in advertising demand, interest rates and newsprint prices; technological changes; development of Internet commerce; industry cycles; changes in pricing or other actions by competitors and suppliers; regulatory changes; the effects of Company acquisitions and dispositions; general economic conditions; and significant armed conflict, as well as other risks detailed in the Company’s filings with the Securities and Exchange Commission (“SEC”), including the Annual Report on Form 10-K.

Consolidated Statements of Earnings
Belo Corp.

	Three months ended
	March 31,
In thousands, except per share amounts (unaudited)	2004	2003
Net Operating Revenues	$351,288	$322,401
Operating Costs and Expenses
Salaries, wages and employee benefits	138,188	128,389
Other production, distribution and operating costs	93,945	88,308
Newsprint, ink and other supplies	31,869	28,741
Depreciation	23,586	23,187
Amortization	2,119	2,087

Total operating costs and expenses	289,707	270,712
Earnings from operations	61,581	51,689
Other income and expense
Interest expense	(22,660)	(23,794)
Other income (expense), net (1)	(2,893)	(2,488)

Total other income and expense	(25,553)	(26,282)
Earnings
Earnings before income taxes	36,028	25,407
Income taxes	13,754	9,785

Net earnings	$22,274	$15,622

Net earnings per share
Basic	$.19	$.14
Diluted	$.19	$.14
Average shares outstanding
Basic	115,344	112,829
Diluted	118,143	114,175
Cash dividends declared per share	$.095	$.075

Certain amounts for the prior year have been reclassified to conform to the current year presentation.

Note 1: Other income (expense), net consists primarily of equity earnings (losses) from partnerships and joint ventures and other non-operating income (expense).

Consolidated Condensed Balance Sheets
Belo Corp.

	March 31,	December 31,
In thousands	2004	2003
Assets
Current assets
Cash and temporary cash investments	$28,416	$31,926
Accounts receivable, net	218,050	242,239
Other current assets	58,842	58,453

Total current assets	305,308	332,618
Property, plant and equipment, net	534,375	550,586
Intangible assets, net	2,603,384	2,605,503
Other assets	111,387	113,894

Total assets	$3,554,454	$3,602,601

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$50,619	$75,258
Accrued expenses	87,383	84,942
Other current liabilities	65,140	58,155

Total current liabilities	203,142	218,355
Long-term debt	1,217,375	1,270,900
Deferred income taxes	437,746	435,304
Other liabilities	108,715	114,271
Total shareholders’ equity	1,587,476	1,563,771

Total liabilities and shareholders’ equity	$3,554,454	$3,602,601

Certain amounts for the prior year have been reclassified to conform to the current year presentation.

Industry Segment Information
Belo Corp.
In thousands (unaudited)

		Three months ended March 31, 2004
					Operating Costs and
					Expenses before
		Net Operating	Operating Costs	Depreciation and	Depreciation and	Earnings from
		Revenues	and Expenses	Amortization	Amortization	Operations	EBITDA
Television Group		$157,094	$108,294	$11,195	$97,099	$48,800	$59,995
Newspaper Group		183,136	155,817	11,828	143,989	27,319	39,147
Interactive Media		6,332	8,331	963	7,368	(1,999)	(1,036)
Other		4,726	5,343	648	4,695	(617)	31
Corporate		—	11,922	1,071	10,851	(11,922)	(10,851)

	Total	$351,288	$289,707	$25,705	$264,002	$61,581	87,286

Other Income (Expense), Net (1)							(2,893)

Consolidated EBITDA (2)							84,393
Depreciation and Amortization							(25,705)
Interest Expense							(22,660)
Income Taxes							(13,754)

Net Earnings							$22,274

		Three months ended March 31, 2003
					Operating Costs and
					Expenses before
		Net Operating	Operating Costs	Depreciation and	Depreciation and	Earnings from
		Revenues	and Expenses	Amortization	Amortization	Operations	EBITDA
Television Group		$141,562	$103,343	$10,992	$92,351	$38,219	$49,211
Newspaper Group		171,340	142,639	11,877	130,762	28,701	40,578
Interactive Media		5,192	8,312	876	7,436	(3,120)	(2,244)
Other		4,307	5,193	609	4,584	(886)	(277)
Corporate		—	11,225	920	10,305	(11,225)	(10,305)

	Total	$322,401	$270,712	$25,274	$245,438	$51,689	76,963

Other Income (Expense), Net (1)							(2,488)

Consolidated EBITDA (2)							74,475
Depreciation and Amortization							(25,274)
Interest Expense							(23,794)
Income Taxes							(9,785)

Net Earnings							$15,622

Certain amounts for the prior year have been reclassified to conform to the current year presentation.

Note 1: Other income (expense), net consists primarily of equity earnings (losses) from partnerships and joint ventures and other non-operating income (expense).

Note 2: Consolidated EBITDA, which is reconciled to net earnings above, is defined as net earnings before interest expense, income taxes, depreciation and amortization. EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States. Accordingly, it should not be considered in isolation or as a substitute for net earnings, operating income, cash flow provided by operating activities or other income or cash flow data prepared in accordance with accounting principles generally accepted in the United States. Management believes that EBITDA is useful as a supplemental measure of evaluating financial performance of the Company and its business segments because of its focus on the Company’s results from operations before interest, income taxes, depreciation and amortization. EBITDA is a common alternative measure of performance used by investors, financial analysts and rating agencies to evaluate financial performance. Because EBITDA is not a measurement determined in accordance with GAAP and is thus susceptible to varying calculations, EBITDA as presented may not be comparable to other similarly titled measures of other companies.

GAAP to Non-GAAP Reconciliations
Belo Corp.
In thousands (unaudited)

	Net Operating Revenues
	Three months	Three months
	ended March 31,	ended March
	2004	31, 2003
Newspaper Group	183,136	171,340
Online Publishing (1)	4,041	3,231

Combined	$187,177	$174,571

	Net Operating Revenues		Operating Costs and Expenses		Earnings from Operations
	Three months	Three months	Three months	Three months	Three months	Three months
	ended March	ended March	ended March	ended March	ended March	ended March
	31, 2004	31, 2003	31, 2004	31, 2003	31, 2004	31, 2003
Newspaper Group	183,136	171,340	155,817	142,639	27,319	28,701
Less: New products (2)	1,803	—	4,559	174	(2,756)	(174)

Newspaper Group excluding new products	$181,333	$171,340	$151,258	$142,465	$30,075	$28,875

Certain amounts for the prior year have been reclassified to conform to the current year presentation.

Note 1: Online publishing revenue is a component of Interactive Media revenues.

Note 2: Principally includes Quick and al dia at The Dallas Morning News and the d at The Press-Enterprise.